EXHIBIT 99.1

RESTATEMENT OF FINANCIAL STATEMENTS

In August 2009, the Company was informed that the Public Company Accounting Oversight Board (“PCAOB”) revoked the registration of Moore & Associates Chartered who was serving as the Company’s independent auditor.  The revocation was a result of Moore’s violation of PCAOB rules and auditing standards.  This revocation of Moore’s registration required the Company to have re- audited the financial statements issued for the year ended December 31, 2008.

The re-audit produced material differences from the previously filed versions.  Originally the Company miscalculated the 2008 beneficial conversion feature which resulted in an understatement of liabilities amounting to $540,000 and a nominal change in the related interest expense.  Further, the Company miscalculated the fair value expense of stock options that were granted during 2008, resulting in an understatement of the fair value expense amounting to $129,912.   Included in this filing are the restated 2008 financial statements.  For comparative purposes, the table below presents the re-audited balance sheet and income statement compared to the original filing.

	Restated	As Filed
	December 31,	December 31
	2008	2008

ASSETS

CURRENT ASSETS
Cash	$37,822	$37,822
Accounts Receivable	4,852	4,852
Inventory	443,978	443,978
Prepaid Expenses	91,671	91,671

Total Current Assets	578,323	578,323

EQUIPMENT, NET	77,638	77,638

OTHER ASSETS
Deposits	2,460	2,460

Total Other Assets	2,460	2,460

Total Assets	$658,421	$658,421

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts Payable	$312,189	$312,189
Accrued Expenses	77,098	82,041
Notes Payable - Related Parties	413,000	413,000
Current Portion of Notes Payable	9,350	4,407
Accrued Interest Payable	134,414	134,414
Warranty Accrual	43,486	43,486
Customer Deposits	-	-
Total Current Liabilities	989,537	989,537

LONG-TERM DEBT
Notes Payable	8,814	8,814
Convertible Debt	559,800	8,055

Total Liabilities	1,558,151	1,006,406

STOCKHOLDERS' EQUITY (DEFICIT)
Common Stock: 100,000,000 shares
authorized at $0.001par value;
Issued and outstanding 13,927,915 and
7,481,813 shares, respectively	13,928	13,928
Common Stock Subscribed	(24,000)	(24,000)
Additional Paid in Capital	14,317,969	14,728,057
Accumulated Deficit	(15,207,627)	(15,065,970)

Total Stockholders' Equity (Deficit)	(899,730)	(347,985)

TOTAL LIABILITIES AND
STOCKHOLDERS EQUITY (DEFICIT)	$658,421	$658,421

RESTATEMENT OF FINANCIAL STATEMENTS - continued

	Years Ended December 31,
	2008 Restated	2008 as Filed
REVENUES
Product Sales	$73,324	$72,949
Other Income	254	254

Total Revenues	73,578	73,203

Cost of Goods Sold	54,545	54,170

Gross Profit	19,033	19,033

EXPENSES
Legal and Professional	1,604,420	1,507,766
General and Administrative	461,267	428,010
Research and Development	231,624	231,624
Advertising and Marketing	48,065	48,065
Depreciation	19,092	19,092

Total Expenses	2,364,468	2,234,557

Net (Loss) from Operations	(2,345,435)	(2,215,524)

OTHER INCOME AND (EXPENSE)
Gain on Extinguishment of Debt	1,823,954	1,823,955
Interest Expense	(149,676)	(137,931)

Total Other Income (Expense)	1,674,278	1,686,024

Net (Loss) before Income Taxes	(671,157)	(529,500)

Income Tax Expense	-	-

NET (LOSS)	$(671,157)	$(529,500)

Basic and diluted (loss) per share	$(0.06)	$(0.05)

Weighted Average Number of Common
Shares Outstanding	10,704,864	10,704,864